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                                                                       Exhibit 5

                                                                   April 7, 2004

The Board of Directors
CRAY INC.

Dear Sirs:

         I am the general counsel of Cray Inc. (the "Company") and have supervised the corporate proceedings in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 relating to the issuance of 4.840.421 shares of Common Stock (the "Shares") of the Company upon the exchange of certain Exchangeable Shares. I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments that I deemed necessary for the purposes of this opinion.

         Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued upon exercise and in accordance with the terms and conditions of the warrants, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus.

                                           Very truly yours,

                                           /s/ Kenneth W. Johnson

                                           Kenneth W. Johnson
                                           General Counsel